EXHIBIT 10.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
by and between
BELL INDUSTRIES, INC.
and
BOURNS, INC.
DATED AS OF APRIL 28, 2006

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Exhibit A-1 — Form of Fixed Term Employment Offer
Exhibit A-2 — Form of At-Will Employment Offer
Exhibit B — Form of Seller Non-Competition Agreement
Exhibit C — Form of Transitional Services Agreement
Exhibit D — Form of Bill of Sale
Exhibit E — Form of Notice of Sale
Exhibit F — Form of Assignment and Assumption
Exhibit G — Form of Trademark Assignment

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ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 28, 2006, is by and between Bell Industries, Inc. a California corporation (the “Seller”) and Bourns, Inc., a California corporation (the “Buyer”).
RECITALS
     A. The Seller engages through its J.W. Miller Magnetics division in the Business (as defined below) and also engages in the Excluded Business (as defined below).
     B. Subject to the terms and conditions set forth herein, the Seller desires to sell substantially all of its assets, properties, rights and interests relating to the Business to Buyer and Buyer desires to purchase and acquire such assets, properties, rights and interests for the consideration and the assumption by Buyer of certain specified liabilities relating to the Business set forth in this Agreement.
     C. As a condition and an inducement to the willingness of the Seller to enter into this Agreement, Buyer will offer temporary employment to all existing employees of the Seller employed in the Business (except for Chuck Troy) for a fixed term of up to ninety (90) days, such written offers substantially in the form attached hereto as Exhibit A-1 (each, the “Fixed Term Temporary Employment Offer”) and Buyer may offer regular at-will employment to certain key employees of the Seller, such written offers substantially in the form attached hereto as Exhibit A-2 (each, the “At-Will Employment Offer”).
     D. As a condition and an inducement to the willingness of Buyer to enter into this Agreement, the Seller and the Buyer will enter into a non-competition agreement substantially in the form attached hereto as Exhibit B (the “Seller Non-Competition Agreement”).
     E. As a condition and an inducement to the willingness of Buyer to enter into this Agreement, the Seller and the Buyer will enter into a transitional services agreement substantially in the form attached hereto as Exhibit C, pursuant to which the Seller will provide to the Buyer, for the amount of consideration set forth therein, certain transitional services in respect of the Business, including, without limitation, temporary use of the Gardena Facility (as defined below) (the “Transitional Services Agreement”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Seller and the Buyer hereby agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement:
     “2005 Annual Employee Incentive Plan” means 2005 annual employee incentive plan of the Seller.

     “2005 Financial Statements” has the meaning set forth in Section 6.5(a).
     “Accounts Receivable” has the meaning set forth in Section 2.1(b).
     “Acquired Assets” has the meaning set forth in the preamble to Section 2.1.
     “Actions” means any suit, claim, audit, charge, complaint, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.
     “Adjusted Working Capital” means, with respect to the Business, (a) total current assets, less cash and cash equivalents minus (b) total current liabilities. The Adjusted Working Capital will be computed in accordance with GAAP consistently applied. For purposes of the Adjusted Working Capital adjustment to the Purchase Price, “current liabilities” shall not include (i) any amount payable to Imperial Capital, LLC or other providers of transaction related services to the Seller and (ii) the 2005 Annual Employee Incentive Plan payments and related payroll Taxes and other Taxes and withholding related to or arising out of the 2005 Annual Employee Incentive Plan.
     “Additional Cash Consideration Amount” has the meaning set forth in Section 3.2.
     “Affiliate” means with respect to any Person, any person or entity (or any relative of any person) that directly or indirectly owns or controls, is owned or controlled by, or is under common control with, such person or entity, or any person (or any relative of such person) who is an officer or director of such entity, or any entity that is owned or controlled by, or under common control with any entity owned or controlled by, any officer or director of such entity (or any relative of such person).
     “Agreement” has the meaning set forth in the preamble.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 5.2(h).
     “Assumed Contracts” has the meaning set forth in Section 2.1(h).
     “Assumed Liabilities” has the meaning set forth in the preamble to Section 3.1.
     “At-Will Employment Offer” has the meaning set forth in Recital C.
     “Balance Sheet” has the meaning set forth in Section 6.5(a).
     “Balance Sheet Date” has the meaning set forth in Section 6.5(a).
     “Bill of Sale” has the meaning set forth in preamble to Section 2.1.
     “Business” means business historically and as of the date of this Agreement conducted by the J.W. Miller Magnetics division of the Seller, including, without limitation, design,

manufacturing and distribution of custom and magnetic components such as high-quality coils, chokes, inductors and transformers in both surface and through-hole configurations.
    “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Los Angeles, California are authorized or obligated by Law or executive order to close.
    “Buyer” has the meaning set forth in the preamble.
     “Buyer Indemnitees” has the meaning set forth in Section 10.3.
     “CA-WARN Act” has the meaning set forth in Section 3.3(h).
    “Claim” has the meaning set forth in Section 10.6(a).
    “Claim Response” has the meaning set forth in Section 10.6(a).
    “Claims Notice” has the meaning set forth in Section 10.6(a).
    “Closing” has the meaning set forth in Section 5.1.
    “Closing Date” has the meaning set forth in Section 5.1.
     “COBRA” has the meaning set forth in Section 3.3(h).
    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
    “Confidentiality Agreement” has the meaning set forth in Section 8.2(a).
    “Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.
    “Contracts” means all written contracts and agreements and other arrangements, including, but not limited to, open sales orders, open purchase orders, distribution and sales representative agreements, leases, licenses, and other agreements (including any amendments and other modifications thereto), to which the Seller is a party or by which the Acquired Assets are bound.
    “Copyrights” means United States and foreign copyrights, copyrightable works, and mask works, whether registered or unregistered, and registrations and pending applications to register the same and any renewals or extensions thereof.
    “Customer-Owned Property” has the meaning set forth in Section 6.8.
     “Dispute Auditor” means Gumbiner Savett or such certified public accounting firm as may be mutually agreed upon by the Seller and Buyer.

     “Employee Plans” means, collectively, all “employee benefit plans” as defined in Section 3(3) of ERISA, all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and all other employee benefit plans, contacts, programs, funds, or arrangements in respect of any employees of the Seller that are sponsored by the Seller.
    “Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata or media, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used or contained in the physical structure of any building or improvement.
     “Environmental Condition” means any condition of the Environment with respect to the Gardena Facility arising from activities on or near the Gardena Facility, or with respect to any other real property at which any Hazardous Material generated by the operation of the Business prior to the date of this Agreement has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, loss, liability or Order imposed by any Person (including, without limitation, any Governmental Authority).
    “Environmental Law” means any Law relating to the protection of human health, protection of the Environment, or Hazardous Materials, as well as common law theories of liability related thereto (including without limitation, nuisance, trespass and negligence).
    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
    “Excluded Business” means the businesses conducted as of the date of this Agreement solely by divisions of the Seller other than the J.W. Miller Magnetics division.
     “Final Adjusted Working Capital” has the meaning set forth in Section 4.4(b).
     “Final Adjusted Working Capital Statement” has the meaning set forth in Section 4.4(b).
     “Final Balance Sheet” has the meaning set forth in Section 4.4(b).
     “Fixed Term Temporary Employment Offer” has the meaning set forth in Recital C.
    “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.
     “Gardena Facility” has the meaning set forth in Section 2.2(e).
    “General Enforceability Exceptions” means, collectively, applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) .

    “Governmental Authority” means (i) any government or political subdivision, whether federal, state, local or foreign, or (ii) any agency or instrumentality of any such government or political subdivision, or (iii) any federal, state, local or foreign court or (iv) any arbitration tribunal, panel or body.
    “Hazardous Material” means any substance, material, contaminant or waste, including, but not limited to, any pollutant, toxic substance, asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, petroleum, or petroleum-containing materials, radiation and radioactive materials and polychlorinated biphyenyls as defined in, or which could give rise to liability under, any Environmental Law, or which are regulated pursuant to CERCLA, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and all state and local counterparts thereto, and such other substances, materials, pollutants, contaminants and wastes as are or become regulated or subject to cleanup authority under any Environmental Law.
     “Indemnification Threshold” has the meaning set forth in Section 10.5(a).
    “Indemnifying Party” has the meaning set forth in Section 10.6(b).
     “Indemnitees” has the meaning set forth in Section 10.3.
    “Intellectual Property” means any of the following types of intellectual property of the Business and has been reduced to writing, including, without limitation, in electronic form and any other form, in any jurisdiction throughout the world: (a) Patent Rights; (b) Trademarks, Internet domain names and rights in telephone numbers; (c) Copyrights; (d) trade secrets and confidential business information (including ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information and research and development, manufacturing and production processes and techniques, technical data, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and documentation relating to quality); (e) Software (including, but not limited to, source code, executable code, data, databases, and related documentation), website content and computer software; (f) advertisings and promotional materials; (g) other proprietary information, and (h) copies and tangible embodiments thereof (in whatever form or medium).
    “Interdivision Loans” means all amounts owed by various divisions of the Seller to each other.
    “Interim Financial Statements” has the meaning set forth in Section 6.5(a).
    “IRS” means the Internal Revenue Service.
     “Inventory” has the meaning set forth in Section 2.1(c).
    “Labor Law” means all labor and employment laws, including without limitation federal, state, local, municipal, foreign and other applicable laws, rules, regulations, ordinances, orders and decrees concerning collective bargaining, unfair labor practices, payments of employment taxes, occupational safety and health, worker’s compensation, the payment of wages and overtime, and equal employment opportunity.

    “Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.
    “Lien” means any mortgage, lien, deeds of trust, security interest, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever.
    “Lien Discharge Payment Amount” has the meaning set forth in Section 4.1(c).
    “Losses” has the meaning set forth in Section 10.2.
    “Material Adverse Effect” means any material adverse effect or material adverse change, either individually or in the aggregate with other material adverse effects or material adverse changes, in the general affairs, condition (financial or otherwise), business, properties, results of operations, assets, liabilities, net worth or operations of the Business or, in the case of Seller, on the ability of Seller to consummate the transactions contemplated hereby, whether or not Buyer has knowledge of such effect or change on the date hereof). Notwithstanding the foregoing, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to the Business or Seller: any adverse change or effect (including any loss of employees, reductions in revenues or income or disruption of business relationships) arising from or attributable or relating to the announcement or pendency of the transactions contemplated by this Agreement, or conditions affecting the industry or industry sector in which Seller participates, or the U.S. economy as a whole.
    “Material Contracts” has the meaning set forth in Section 6.12.
    “Material Customers” has the meaning set forth in Section 6.20(a).
    “Material Suppliers” has the meaning set forth in Section 6.20(b).
     “Non-Assignable Contracts” has the meaning set forth in Section 2.3.
    “Non-Assigned Contracts” has the meaning set forth in Section 2.2(b).
     “Notice of Sale” has the meaning set forth in Section 5.2(g).
    “Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.
    “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency)
     “Organizational Documents” has the meaning set forth in Section 6.2.
     “Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, extensions, re-examinations, equivalents,

counterparts, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.
    “Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.
    “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
     “PP&E” has the meaning set forth in Section 2.1(e).
    “Preliminary Adjusted Working Capital” has the meaning set forth in Section 4.4(a).
    “Preliminary Adjusted Working Capital Statement” has the meaning set forth in Section 4.4(a).
     “Prepaids” has the meaning set forth in Section 2.1(d).
    “Purchase Price” means eight million five hundred thousand dollars and no/cents ($8,500,000.00).
    “Purchased Intellectual Property” has the meaning set forth in Section 2.1(f).
     “Purchased Permits” has the meaning set forth in Section 2.1(i).
    “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.
    “Response Period” has the meaning set forth in Section 10.6(a).
    “Responsible Party” has the meaning set forth in Section 10.6(b).
    “Retained Assets” has the meaning set forth in the preamble to Section 2.2.
    “Retained Liabilities” has the meaning set forth in the preamble to Section 3.3.
    “Seller” has the meaning set forth in the preamble.
     “Seller Disclosure Schedules” has the meaning set forth in preamble to Article VI.
    “Seller Financial Statements” has the meaning set forth in Section 6.5(a).
    “Seller Indemnitees” has the meaning set forth in Section 10.2.
     “Seller Non-Competition Agreement” has the meaning set forth in Recital D.

     “Seller’s Knowledge” means the actual knowledge after reasonable investigation of Chuck Troy, Michell I. Rosen, Andy Chow and Laura L. Palmer.
     “Software” means a collection of program code, data and instructions in source code or object code and or any other media, including without limitation, system software, application software, firmware or software embedded in the industrial process or equipment, products and/or technology, excluding the non-transferable general commercial non-customized shrink-wrap software licensed by Seller in connection with the Business and the Excluded Business under a master corporate license.
     “Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, social security, business license, customs fee, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Returns” means any return, declaration, report, manifest, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
     “Total Consideration” has the meaning set forth in Section 4.1(a).
     “Threat of Release” means a likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.
     “Trademark Assignment” has the meaning set forth in Section 5.2(i).
     “Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, Internet domain names, corporate names, slogans, brand names, trade dress, and trade names (including all assumed or fictitious names under which any Person is conducting business or has within the previous five (5) years conducted business), whether registered or unregistered, and translations, adoptions, derivations and combinations thereof, registrations and pending applications to register the foregoing and equivalents, renewals and counterparts for any of the foregoing, and the goodwill of the Business associated with each of the foregoing.
     “Transactional Documents” means this Agreement, the Seller Disclosure Schedules, Bill of Sale, Assignment and Assumption Agreement, Fixed Term Temporary Employment Offer, At-Will Employment Offer, Seller Non-Competition Agreement and Transitional Services Agreement.
     “Transitional Services Agreement” has the meaning set forth in Recital E.

     “Transfer Taxes” has the meaning set forth in Section 8.3.
     “Unwanted Assets” has the meaning set forth in Section 8.7.
     “WARN Act” has the meaning set forth in Section 3.3(h)
     “Warranty” has the meaning set forth in Section 6.14(e).
As used in this Agreement, the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS
     2.1 Sale and Transfer of Assets by the Seller. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase and acquire from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to Buyer by bill of sale, in the form attached hereto as Exhibit D (“Bill of Sale”), all of the assets, properties, rights and interests of any nature whatsoever owned or held by the Seller as of the Closing and used directly or indirectly in the operation of the Business other than the Retained Assets (collectively, the “Acquired Assets”), including, but not limited to, the following (without duplication):
     (a) Balance Sheet. All assets, properties, rights and interests of the Business set forth or which properly ought to be set forth on the Final Balance Sheet (except the Retained Assets);
     (b) Accounts Receivable. All accounts receivable and any evidence thereof relating to or arising out of the Business and operation thereof and any payments received with respect thereto after the Closing Date (including cash or check payments in transit on the Closing Date) (collectively, “Accounts Receivable”). An itemized list of the Accounts Receivable as of March 31, 2006, identifying such Accounts Receivable by customer’s name, aging and amount, is set forth in Schedule 2.1(b);
     (c) Inventory. The inventories of raw materials, supplies, work-in-progress and finished goods relating to the Business (collectively, “Inventory”). An itemized list of the Inventory as of March 31, 2006, identifying such Inventory by type and location, is set forth in Schedule 2.1(c);
     (d) Prepaids. Except as otherwise set forth herein, all prepaid expenses, advance payments, deposits, surety accounts and other similar assets, including prepaid deposits with suppliers and utilities (“Prepaids”). An itemized list of the Prepaids as of March 31, 2006, identifying such Prepaids by type and amount, is set forth in Schedule 2.1(d);

     (e) Property, Plant and Equipment. All equipment, assets in construction, office furniture and fixtures, computer equipment, office equipment, other furnishings, trucks, automobiles and other vehicles, and other tangible personal property of every kind and description, including tooling, wherever located (collectively, “PP&E”). An itemized list of PP&E as of March 31, 2006, identifying such items by type and location, is set forth in Schedule 2.1(e);
     (f) Intellectual Property Rights. All Intellectual Property related to the Business, including, without limitation, (i) the names set forth on Schedule 2.1(f) and all related Trademarks, (ii) trade secrets and confidential business information, whether or not reduced to practice and whether patentable or nonpatentable that have been reduced to writing, (iii) know-how, manufacturing and product processes and techniques, research and development information that have been reduced to writing, (iv) customer and supplier lists, and (v) the Intellectual Property required to be described on Schedule 6.15(a) and Section 6.15(b) (collectively, the “Purchased Intellectual Property”);
     (g) Business Records. Subject to Section 2.2(f), all original books and records, including, but not limited to, all files, invoices, forms, accounts, correspondence, production records, engineering documentation, customs documentation, bills of operation, bills of material and all documentation related to quality, customer lists, accounting, manuals, studies, reports or summaries, and other books and records, whether reduced to writing, contained on the electronic media or otherwise, relating, directly or indirectly, to the ownership or use of any of the Acquired Assets or other assets or properties associated with the Business, and any confidential information which has been reduced to writing or other tangible medium relating to or arising out of the operation of the Business;
     (h) Contracts. Subject to Section 2.3, all rights, benefits and interests (but not any liability or obligation of the Seller identified in Section 3.3) of the Seller in and to all of the following Contracts relating to the Business, to the extent assignable: (i) distributor agreements as of the date of this Agreement and associated therewith sale orders open as of a date within five (5) calendar days of the date of this Agreement, listed on Schedule 2.1(h-1), (ii) sales representative agreements listed on Schedule 2.1(h-2), (iii) agreements with other customers of the Business including but not limited to contract manufacturers as of the date of this Agreement together with the associated therewith sales orders open as of a date five (5) calendar days of the date of this Agreement, listed on Schedule 2.1(h-3), and (iv) private label manufacturing agreements with suppliers of finished goods to the Business of the date of this Agreement and associated therewith purchase orders open as of a date five (5) calendar days of the date of this Agreement, listed on Schedule 2.1(h-4) (collectively, the “Assumed Contracts”);
     (i) Permits. All Permits to the extent transferable to Buyer and issued in connection with the Business or operation thereof (the “Purchased Permits”) (Schedule 2.1(i) identifies all such Permits);
     (j) Claims. Except as provided in Section 2.2(h), any and all claims, causes of action and choses in action and rights against third parties or Governmental

Authorities if and to the extent that they related to the Business, the Acquired Assets or Assumed Liabilities, including without limitation, all rights under manufacturer’s and vendor’s warranties;
     (k) Goodwill. The goodwill in, and going concern value of, the Business and operation thereof.
     2.2 Retained Assets. The Seller shall retain all, and the Buyer shall not purchase or acquire from the Seller any, of the assets relating solely or principally to the operation of the Excluded Business. In addition, the Acquired Assets shall not include the following assets, properties, rights and interests owned, used, occupied or held by or for the benefit of the Business (the “Retained Assets”):
     (a) Designated Assets. Those assets, properties, rights and/or interests, directly or indirectly, owned, used, occupied or held by or for the benefit of the Seller in connection with the Business, each as set forth on Schedule 2.2(a) (which schedule may be amended in accordance with Section 8.7 hereof);
     (b) Non-Assigned Contracts. All of the rights and interests of the Seller in, under or pursuant to any Contract entered into in connection with the Business, each set forth on Schedule 2.2(b) (collectively, the “Non-Assigned Contracts”);
     (c) Non-Assignable Contracts. Without limiting the effect of Section 2.3, any Non-Assignable Contracts for which, but only so long as, the required Consent of a third Person necessary for the transfer thereof has not been obtained prior to the Closing, each as set forth on Schedule 2.2(c) (listing contract parties);
     (d) Cash and Cash Equivalents. All cash, cash equivalents and marketable securities, including, but not limited to, cash on hand maintained at the facilities of the Seller, and cash, cash-equivalents and marketable securities in lock boxes or on deposit with or held by any financial institution and all bank accounts of the Seller;
     (e) Gardena Facility. Without limiting the effect of the use permitted pursuant to the terms of the Transitional Services Agreement, all of the rights and interests of the Seller in the real property located at 306 E. Alondra Blvd, Gardena, California, 90247, leasehold improvements thereto and the storage cage (the “Gardena Facility”);
     (f) Corporate Books. All of the original stock record books and minute books of the Seller, original employment records and original tax exemption (e.g., resale) certificates previously provided to Seller by its customers and similar corporate records required by Law to be retained by the Seller and one copy of the business records acquired by the Buyer pursuant to Section 2.2(g); and
     (g) Tax Refunds. All refunds, claims for refunds or credits of Taxes of the Seller for periods ending on or prior to the Closing Date and the benefit of net operating loss carry-forwards or other credits of Seller, whether or not attributable to the Acquired Assets;

     (h) Accounts Receivable from Employees. All rights to any accounts receivable from any employee of Seller (i.e., employee advances);
     (i) Permits. All Permits relating to the Business to the extent they are not assignable or transferable to Buyer on the Closing Date;
     (j) Insurance Policies. Except as expressly provided herein, all insurance policies and surety bonds and rights thereunder;
     (k) Pension Assets. Pension or other funded Employee Plan assets of the Seller;
     (l) Assets used in Excluded Business. All assets used exclusively by Seller in the Excluded Business; and
     (m) Seller’s Rights under Transactional Documents. Seller’s rights under the Transactional Documents.
     2.3 Non-Assignable Contracts. To the extent that any of the contracts, purchase orders or sales orders relating to the Business and identified on Schedule 2.1(h) are not assignable to the Buyer by reason of their terms, but would otherwise constitute Assumed Contracts, for one hundred twenty (120) days after the Closing Date the Seller shall use its best efforts to obtain the consents that may be necessary to permit their assignment to the Buyer as Assumed Contracts. If any such contracts, purchase orders or sales orders are not Assumed Contracts by reason of lack of consent to an assignment to the Buyer (the “Non-Assignable Contracts”), the Buyer, to the maximum extent permitted by Law, shall act during one hundred twenty (120) days after the Closing Date as the Seller’s agent and shall fulfill all of the obligations of the Seller under the Non-Assignable Contracts. The Buyer shall also exercise all of the Seller’s rights under the Non-Assignable Contracts, including invoicing and collection. The Buyer shall be entitled to all sums collected by the Buyer or the Seller under the Non-Assignable Contracts. For one hundred twenty (120) days after the Closing Date, the Seller shall, consistent with instructions given by the Buyer, prepare or issue invoices or other documents, receive payments, and otherwise intervene with other parties to the Non-Assignable Contracts to enable the Buyer to receive the economic benefit of such Non-Assignable Contracts to the maximum extent permitted by Law. The allocation of rights and obligations between the Seller and the Buyer under Non-Assignable Contracts shall be the same as if the Non-Assignable Contracts were in fact Assumed Contracts. This Section 2.3 shall not apply to any Material Contract, unless Buyer waives the condition of Consent to the assignment of any such Material Contract in connection with the Closing. All obligations of the Seller to Buyer and all obligations of the Buyer to the Seller shall terminate on the one hundred twenty-first (121st) day after the Closing Date with respect to Non-Assignable Contracts that have not been assumed by the Buyer within one hundred twenty (120) days after the Closing Date due to lack of consent to an assignment to the Buyer.

ARTICLE III
LIABILITIES
     3.1 Lien Free; Assumption of Liabilities. The Acquired Assets shall be transferred to Buyer by the Seller on the Closing Date free and clear of all Liens. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, effective as of the Closing, and shall thereafter pay, perform and discharge as and when due only the following liabilities and obligations of the Seller relating to the Business and no others (collectively, the “Assumed Liabilities”):
     (a) Trade Accounts Payable. All liabilities and obligations under the Seller’s trade accounts payable to suppliers of goods and services to the Business, incurred by the Seller in Ordinary Course of Business and due and payable in accordance with its terms in the amount set forth on the Final Balance Sheet. An itemized list of the trade accounts payable is set forth on Schedule 3.1(a) (identifying as of March 31, 2006 the obligee, the invoice number, the amount, terms and aging);
     (b) Items Received but not Invoiced. All liabilities and obligations of Seller in respect of the goods received by the Seller but not yet invoiced by Seller’s suppliers in the amount set forth on the Final Balance Sheet. An itemized list of items received but not invoiced is set forth on Schedule 3.1(b) (identifying as of March 31, 2006 the supplier, the purchase order number, description of the item received, the amount due and date when each item was received by the Seller);
     (c) Ship and Debit Reserve to Distributors. All liabilities and obligations of the Seller shown on the Final Balance Sheet for committed rebates to distributors arising from approved distributor price concessions to customers. An itemized list of ship and debit reserve to distributors is set forth on Schedule 3.1(c) (identifying as of March 31, 2006 each distributor, authorization number, the distributor’s customer, product, the original purchase cost and the approved cost, the validity period, and amount of allowance);
     (d) Customer Rebate to Arrow. Rebates and discounts in the amount set forth in the Final Balance Sheet for Seller’s products previously shipped and invoiced to Arrow Electronics. An itemized list of customer rebates and discounts to Arrow Electronics is set forth on Schedule 3.1(d) (identifying as of March 31, 2006 the amount of rebate and/or discount due and the calculations thereof);
     (e) Customer Scrap Allowance to Arrow. An allowance for scrap in the amount set forth on the Final Balance Sheet in respect of the Seller’s products previously shipped and invoiced to Arrow Electronics. A customer scrap allowance to Arrow Electronics is set forth on Schedule 3.1(e) (identifying as of March 31, 2006 the amount and the calculations thereof and date shipped);
     (f) Accrued Advertising Expense. All liabilities and obligations of Seller for accrued advertising expense reflected on the Final Balance Sheet in the amount not to exceed $34,826.00. An itemized list of accrued advertising expense is set forth on Schedule 3.1(f) (identifying as of March 31, 2006 such amount);
     (g) Liabilities Identified as “Unrecorded Liabilities” on the Balance Sheet. All liabilities and obligations of Seller reflected on and in the amount set forth on the Final Balance Sheet under the line item entitled the “Unrecorded Liabilities.” An itemized list of “Unrecorded Liabilities” is set forth on Schedule 3.1(g) (identifying as of March 31, 2006 the obligee, the nature of the charge and the amount);
     (h) Accrued Commissions under Sales Representative Agreements. All liabilities and obligations of the Seller to sales representatives under and in accordance with the terms of the sales representative agreements in the amount set forth on the Final Balance Sheet. An itemized list of accrued commissions under sales representative agreements is set forth on Schedule 3.1(h) (identifying as of March 31, 2006 the sales representative, the applicable commissions structure, the amount due and the calculations thereof); and
     (i) Post-Closing Date Liabilities relating to Acquired Assets. All liabilities and obligations relating to or associated with Buyer’s ownership, use or operation of the Acquired Assets following the Closing Date.
     3.2 Buyer to Pay but not Assume Certain Liabilities of the Seller. In lieu of assuming certain employee-related liabilities and miscellaneous liabilities of the Business set forth on Schedule 3.2, the Buyer shall pay to the Seller in cash an additional amount (such amount, the “Additional Cash Consideration Amount”) equal to the sum of, in each case, the amount accrued and reflected on the Final Balance Sheet for: (i) vacation and sick pay, (ii) salaries and wages, (iii) payroll Taxes, (iv) miscellaneous liabilities and sales and use taxes and (v) accrued inside sales representatives commissions not relating to the itemized list of accrued commissions as set forth in Schedule 3.1(h); provided that the Additional Cash Consideration Amount shall exclude all amounts owed by the Seller under any of its employee incentive plan for the employees of the Business.
     3.3 Retained Liabilities. The Seller shall retain and remain liable for and shall perform and discharge as and when due, and Buyer shall not assume, or be responsible or liable with respect to, any liabilities or obligations of the Seller (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) which are not Assumed Liabilities, whether or not relating to the Acquired Assets (collectively the “Retained Liabilities”). The Retained Liabilities shall include, without limitation, the following:
     (a) all liabilities and obligations of and/or on behalf the Seller for costs and expenses incurred in connection with this Agreement or the negotiation and consummation of the transactions contemplated by this Agreement;

     (b) all liabilities and obligations of the Seller under any Non-Assigned Contract or any other agreements, contracts, leases or licenses which are not Assumed Contracts;
     (c) except for liabilities and obligations expressly assumed by the Buyer pursuant to Section 3.1, all liabilities and obligations of the Seller arising prior to or on the Closing Date under the Assumed Contracts
     (d) all liabilities for any breach, act or omission by the Seller prior to or on the Closing Date under any Assumed Contract;
     (e) all liabilities and obligations related to the employees of the Seller engaged in the Business and retained by the Seller after the Closing Date;
     (f) all employee-related liabilities of the Seller accrued or arising out of actions, omissions or event occurring prior to or on the Closing Date, including, without limitation: (i) accrued salaries and wages, (ii) accrued vacation and sick pay, (iii) accrued payroll Taxes, (iv) withholdings, (v) charges of unfair labor practices, or (vi) discrimination complaints;
     (g) all liability and obligation of Seller for the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA to employees of the Seller, including employees who accept temporary employment with the Buyer pursuant to Section 8.6;
     (h) all liabilities and obligations of the Seller pursuant to the Worker Adjustment and Retraining Notification Act (“WARN Act”), the California Worker Adjustment and Retraining Notification Act (Cal. Lab. Code § 1400) (“CA-WARN Act”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and all other liabilities and obligations to pay severance, termination pay, redundancy pay, pay in lieu of notice, accrued vacation pay, incentive bonus pay related to the transactions contemplated by this Agreement or other benefits to any current or former employee of Seller whose employment is terminated upon the consummation of the transactions contemplated by this Agreement;
     (i) all liabilities and obligations in respect to all discretionary bonuses or incentive payments (other than any incentive payments offered by the Buyer as part of the temporary employment offered to former employees of the Seller pursuant to Section 8.6), including without limitation the 2005 Annual Employee Incentive Plan and all related payroll Taxes and withholdings related to or arising under such 2005 Annual Employee Incentive Plan;
     (j) all liabilities and obligations of the Seller in respect of the its Employee Plans, including, without limitation, the deferred compensation plans and arrangements (including, the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension), whether to active employees of the Seller, former employees of the Seller, their beneficiaries or to any other Person;

     (k) all liabilities and obligations of the Seller or its Affiliates or the Business for work-related injuries or accidents that occurred prior to or on the Closing Date, whether a claim for such injuries or accidents is brought before, on or after the Closing Date;
     (l) all liabilities and obligations of Seller under Seller’s checks outstanding on the Closing Date;
     (m) all liabilities and obligations of Seller for accrued advertising expense in the amount in excess of $34,826.00;
     (n) all liabilities and obligations arising out or relating to products sold by the Seller prior to and on the Closing Date, including without limitation, damage to persons or property, regardless of whether such claim is brought before, on or after the Closing Date and regardless of whether such claim or demand is based on or arises under tort, negligence, contract, warranty, strict liability or any other legal theories;
     (o) all liabilities and obligations under any Warranty related to the operation of the Business prior to and on the Closing Date;
     (p) all liabilities and obligations arising out of or relating to the operation of the Business or the Seller’s leasing, ownership or operation of any real property prior to the Closing, including without limitation, liabilities (including without limitation costs of cleanup and remediation) resulting from (i) any Release of, or exposure to, any Hazardous Materials in connection with the operation of Business and any Releases of, or any exposure to, any Hazardous Materials at any site to which any such Hazardous Materials migrated or were transported, whether before or after the Closing Date, (ii) the existence of any Hazardous Materials at or emanating from, any site on which the Business of the Seller was or is conducted or the existence of any Hazardous Materials at, or emanating from, any site or to which any such Hazardous Materials migrated or were transported; (iii) any violation of any Environmental Law or Release of, exposure to or existence of Hazardous Material associated with the Retained Assets; and (iv) or arising out of the Environmental Condition.
     (q) except to the extent Buyer expressly agreed to pay certain Taxes as set forth in other provisions of this Agreement, all liabilities and obligations of the Seller for income, sales, use, payroll or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement;
     (r) all liabilities and obligations for Taxes now or hereafter imposed on the Business (including with respect to the employees engaged in Business) or the Acquired Assets or the Seller relating to any Tax period, or any portion of any Tax period ending on or before the Closing Date;
     (s) all liabilities and obligations owed to, or claims of, the Seller’s creditors, whether arising before or after the Closing Date, which may be asserted against Buyer or any of the Acquired Assets pursuant to any applicable bulk sales, bulk transfer or similar laws;

     (t) all liabilities or obligations associated with the Retained Assets and/or Excluded Business;
     (u) all liabilities and obligations under the Interdivision Loans, all inter-company and intra-company accounts or Contracts between the Business, on the one hand, and Seller and its Affiliates, on the other hand;
     (v) except to the extent assumed by the Buyer pursuant to the Transitional Services Agreement, all liabilities and obligations associated with the Gardena Facility; and
     (w) liabilities relating to litigation involving the Business, the Acquired Assets, the Assumed Liabilities or the Seller arising out of actions, omissions or events occurring prior to or on the Closing Date.
     3.4 Group Health Benefits. Seller agrees to offer to its former employees, hired by the Buyer on or about the Closing Date in accordance with Section 8.6, health plan insurance continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.
ARTICLE IV
PURCHASE PRICE
     4.1 Purchase Price and Closing Payment.
     (a) Subject to adjustment as provided herein, the aggregate consideration payable by the Buyer to Seller for the Acquired Assets shall consist of the Purchase Price plus the assumption of the Assumed Liabilities plus the Additional Cash Consideration (the “Total Consideration”).
     (b) At the Closing, Buyer shall pay to the Seller an amount of cash equal to the Purchase Price minus the Lien Discharge Payment Amount, if any. The cash payment by the Buyer to the Seller pursuant to this Section 4.1(b) shall be made by wire transfer of immediately available funds to such accounts of the Seller to be designated by the Seller by written notice to the Buyer at least two (2) Business Days prior to the Closing Date.
     (c) Prior to the Closing, the Seller shall make arrangements satisfactory to the Buyer for the termination of all Liens on, and security interests in, the Acquired Assets existing in favor of any third-party prior to the Closing and the Buyer shall pay amounts directly to such third-parties, if any, necessary to discharge such Liens and security interests (such amount, the “Lien Discharge Payment Amount”). The cash payment by the Buyer of the Lien Discharge Payment Amount, if any, shall be made by wire transfer of immediately available funds to accounts designated by the Seller with consent of the third-party beneficiaries of the lien discharge payments by written notice to the Buyer at least two (2) Business Days prior to the Closing Date.

     4.2 Additional Cash Consideration Amount. The Buyer shall pay to the Seller the Additional Cash Consideration Amount five (5) Business Days after the Final Balance Sheet becomes binding on the parties hereto pursuant to Section 4.4(e). If not already paid in full by the Closing Date, the Seller shall pay in full and discharge its obligations under the 2005 Annual Employee Incentive Plan promptly after the Closing.
     4.3 Purchase Price Allocation and Sales Tax.
     (a) The Total Consideration shall be allocated among the Acquired Assets in accordance with the appraisal of the fair market value of the Acquired Assets and in accordance with the requirements of Section 1060 of the Code. Each of the parties hereto agrees to file its federal income Tax Returns and its other Tax Returns and to determine all Taxes in accordance with the foregoing allocation and none shall take any position which is inconsistent with such allocation of the Total Consideration unless required to do so by applicable Law. The balance of the Total Consideration in excess of the appraised value of the Acquired Assets shall be allocated to goodwill.
     (b) The appraisal of the fair market value of the Acquired Assets will be conducted by Buyer, at its sole expense, within sixty (60) days after the Closing Date. The Seller shall have up to twenty (20) days after delivery of the allocation of the Total Consideration by the Buyer to analyze Buyer’s allocations and, at Seller’s sole expense, cause an accounting firm to review such allocations on the Seller’s behalf. If the Seller believes that any material aspect of the allocations of the Total Consideration by Buyer has not been prepared appropriately, the Seller shall not later than the end of such twenty (20) day period, contact the Buyer in writing to attempt to resolve the matter. If the parties hereto are unable to resolve the matter within twenty (20) days from the date Buyer is first contacted with respect to such matter, the Buyer and the Seller shall request Dispute Auditor to determine the matter subject to disagreement, the determination to be made within thirty (30) days, and the determination so made shall be final and binding on all parties. Buyer and the Seller shall provide reasonable assistance to the Dispute Auditor, including, but not limited to, providing such Dispute Auditor with reasonable access to working papers and the books and records of the Seller as of the Closing Date. The fees of the Dispute Auditor shall be borne equally by the Seller and Buyer. The parties hereto acknowledge and agree that the appraisal shall have no effect on the Purchase Price or any adjustments thereto.
     (c) The Buyer agrees to pay Transfer Taxes, if any, related to the sale and purchase of the Acquired Assets as set forth in Section 8.3 hereof.
     4.4 Purchase Price Adjustment. The Purchase Price shall be adjusted after Closing as set forth in Section 4.4(f), which may be either an increase or decrease to the Purchase Price, and shall be made on the following terms and conditions:
     (a) No later than three (3) days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement certified by the chief financial officer of the Seller setting forth in reasonable detail the Seller’s calculation of Adjusted Working Capital prepared based on the balance sheet dated as of December 31,

2005 and attached hereto as Schedule 6.5(a) (such statement as set forth on Schedule 4.4(a), the “Preliminary Adjusted Working Capital Statement”, and the Adjusted Working Capital set forth thereon, the “Preliminary Adjusted Working Capital”).
     (b) As promptly as possible after the Closing Date, the Seller shall cause to be prepared (i) a balance sheet of the Business as of the Closing Date (the “Final Balance Sheet”), which shall be prepared in a manner consistent with the balance sheet dated as of December 31, 2005 and attached hereto as Schedule 6.5(a) and which shall reflect by footnote or otherwise the adjustments necessary to conform to the definition of Adjusted Working Capital set forth herein and which shall otherwise be prepared in a manner consistent with GAAP applied on a consistent basis in accordance with the past procedures of Seller. As promptly as possible, but no later than thirty (30) days after the Closing Date, the Seller shall deliver to the Buyer the Final Balance Sheet and a statement certified by the chief financial officer of the Seller setting forth in reasonable detail the Seller’s calculation of the Adjusted Working Capital of the Business as of the Closing Date (such statement to be attached hereto as Schedule 4.4(b), the “Final Adjusted Working Capital Statement”, and the Adjusted Working Capital set forth thereon, the “Final Adjusted Working Capital”). The Seller shall, and shall cause its independent accountants to, cooperate and assist, to the extent requested by the Buyer and/or its independent accountants, in the preparation of the Final Balance Sheet and the calculation of Final Adjusted Working Capital, including, without limitation, by making available to the extent necessary books, records, work papers and personnel.
     (c) The Buyer and its independent certified public accountants may review the Final Balance Sheet, the Final Adjusted Working Capital Statement, the Final Adjusted Working Capital, the Preliminary Adjusted Working Capital Statement and the Preliminary Adjusted Working Capital and may make inquiry of the representatives of the Seller’s accountants and the Seller. If the Buyer disagrees with any material aspect of the Preliminary Adjusted Working Capital and/or Final Adjusted Working Capital calculations, the Buyer shall contact the Seller in writing to attempt to resolve the matter. The Seller agrees to diligently address Buyer’s concerns regarding the calculations of the Preliminary Adjusted Working Capital and/or Final Adjusted Working Capital. The determination of the Preliminary Adjusted Working Capital and Final Adjusted Working Capital shall be binding and conclusive upon, and deemed accepted by, the Buyer unless the Buyer shall have notified the Seller in writing no later than forty (40) days after receipt of the Final Adjusted Working Capital Statement of any objection to the Final Adjusted Working Capital or to Preliminary Adjusted Working Capital or both. A notice under this Section 4.4(c) shall specify, in reasonable detail, the items in the calculation that are being disputed, and the Buyer shall be deemed to have agreed with all other items and amounts contained in the Preliminary Adjusted Working Capital Statement and Final Adjusted Working Capital Statement, as applicable, delivered by the Seller.
     (d) At the request of either party, any dispute between the parties relating to the calculation of the Preliminary Adjusted Working Capital and/or the Final Adjusted Working Capital that cannot be resolved by them within thirty (30) days after receipt of notice of any objections to such calculation pursuant to Section 4.4(c) shall be referred to the Dispute Auditor for decision, which decision shall be final and binding on both parties. In making such decision, the Dispute Auditor shall consider only those items or amounts on the Preliminary Adjusted Working Capital Statement and/or the Final Adjusted Working Capital Statement as to which the Buyer has disagreed. The parties agree that they will request that the Dispute Auditor render its decision within thirty (30) days after referral of the dispute to the Dispute Auditor for decision pursuant hereto. The fee of the Dispute Auditor for, and relating to, the making of any such decision shall be borne by the parties equally.
     (e) The Final Balance Sheet, the Preliminary Adjusted Working Capital and the Final Adjusted Working Capital shall become binding on both parties hereto upon the earliest of (i) the expiration of the period within which the Seller may notify the Buyer of any objections thereto pursuant to Section 4.4(c) if no notice of objection has been given, (ii) agreement by the Seller and the Buyer that the Preliminary Adjusted Working Capital and the Final Adjusted Working Capital, together with any modifications thereto agreed by the Seller and the Buyer, shall be final and binding, or (iii) the date on which the Dispute Auditor shall issue its decision with respect to any dispute relating to such calculation.
     (f) Within five (5) days after the determination of the Preliminary Adjusted Working Capital and the Final Adjusted Working Capital becomes binding on the parties hereto pursuant to Section 4.4(e), if the Final Adjusted Working Capital is greater than the Preliminary Adjusted Working Capital, the Buyer shall pay to the Seller the difference between the Final Adjusted Working Capital and the Preliminary Adjusted Working Capital and if the Final Adjusted Working Capital is less than the Preliminary Adjusted Working Capital, the Seller shall pay to the Buyer the difference between the Final Adjusted Working Capital and the Preliminary Adjusted Working Capital; provided, however, that neither the Buyer nor the Seller shall have any obligation to make a payment pursuant to this Section 4.4(f) if the difference between the Preliminary Adjusted Working Capital and the Final Adjusted Working Capital is less than or equal to fifty thousand dollars and no/cents ($50,000.00) (it being understood that if the difference between the Preliminary Adjusted Working Capital and the Final Adjusted Working Capital exceeds fifty thousand dollars and no/cents ($50,000.00), then the Buyer or the Seller, as the case may be, shall be obligated to make a payment equal only to the amount of the excess over fifty thousand dollars and no/cents ($50,000.00)). All payments under this Section 4.4(f) shall be by wire transfer of immediately available funds to an account designated by the party receiving payment.
ARTICLE V
CLOSING AND DELIVERIES
     5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Irell & Manella LLP at 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067 following the satisfaction or waiver of each of the conditions set forth in Article IX (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree in writing. The date on which the Closing actually occurs is hereafter referred to as the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all parties at the

Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
     5.2 To be Delivered by the Seller. Prior to or at the Closing, the Seller shall deliver or cause to be delivered to the Buyer:
     (a) this Agreement, the Seller Non-Competition Agreement and the Transitional Services Agreement, each duly executed by the Seller;
     (b) at least three (3) days prior to the Closing, the Seller Disclosure Schedules;
     (c) a certificate executed by an executive officer of the Seller, to the effect that (i) representations and warranties of the Seller set forth in Article VI are true and correct as of the Closing Date, (ii) the Seller has performed and complied with all agreements and covenants hereunder to be performed or complied with by the Seller at or prior to the Closing, and (iii) to Seller’s Knowledge, no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated by this Agreement;
     (d) a certificate executed by the corporate Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, confirming the incumbency of the Seller’s officers executing this Agreement and any related documents and attaching copies of the resolutions of the Board of Directors of the Seller authorizing and approving this Agreement, the other agreements contemplated hereby to which the Seller is a party and the transactions contemplated hereby or thereby;
     (e) all material approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Buyer;
     (f) the Bill of Sale transferring the Acquired Assets to the Buyer, free and clear of any and all Liens, in form reasonably satisfactory to the Buyer and appropriately completed. Simultaneously with the consummation of the transactions contemplated hereby, the Seller, though its officers, agents and employees, will put the Buyer into possession of all tangible Acquired Assets at the Gardena Facility or other facilities where they are located as of the Closing Date;
     (g) a copy of each letter substantially in the form attached hereto as Exhibit E pursuant to which Seller shall notify each holder of the Acquired Assets located at any location other than the Gardena Facility of the sale of such Acquired Assets to Buyer together with the acknowledgment by such holders of Buyer’s rights in the Acquired Assets (“Notices of Sale”);

     (h) an instrument or instruments of assignment to the Buyer of the Assumed Contracts and Assumed Liabilities, duly executed by the Seller, substantially in the form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”);
     (i) instruments of assignment to the Buyer, executed by the Seller, assigning the entire right, title and interest of the Seller in, to and under the Purchased Intellectual Property, substantially in the form of Exhibit G (“Trademark Assignment”);
     (j) (i) a good standing certificate for the Seller from the State of California issued no earlier than ten (10) calendar days before the Closing Date and (ii) an “oral” confirmation of good standing for the Seller in the State of California and each jurisdiction in which the Seller is qualified to do business in respect of the Business received as of the end of the Business Day before the Closing Date; and
     (k) releases, including termination statements under the Uniform Commercial Code of any financing statements filed against any Acquired Assets, evidencing discharge, removal and termination of all Liens to which the Acquired Assets are subject, which releases shall be effective at or prior to the Closing.
     5.3 To be Delivered by Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:
     (a) this Agreement, the Seller Non-Competition Agreement, the Transitional Services Agreement, the Assignment and Assumption Agreement and Trademark Assignment, each duly executed by the Buyer;
     (b) the Buyer shall pay to Seller the Purchase Price less the Lien Discharge Payment Amount, if any, as indicated in Section 4.1(b);
     (c) the Buyer shall pay the Lien Discharge Payment Amount, if any, to the applicable parties, as indicated in Section 4.1(c);
     (d) to the extent applicable, a valid exemption certificate relieving the Seller of the obligation (in whole or in part) to collect sales Taxes with respect to the transactions contemplated hereby;
     (e) copies of the resolutions of the Buyer, authorizing and approving this Agreement, the other agreements contemplated hereby to which the Buyer is a party and the transactions contemplated hereby or thereby; and
     (f) a certificate of an executive officer of the Buyer, to the effect that (i) representations and warranties of the Buyer set forth in Article VII are true and correct as of the Closing Date and (ii) the Buyer has performed or complied with all agreements and covenants hereunder to be performed or complied with by the Buyer at or prior to the Closing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     Except as set forth in the disclosure schedules delivered by the Seller to the Buyer at least three (3) days prior to the Closing (as amended and supplemented prior to the Closing, the “Seller Disclosure Schedules”), which shall identify each exception by reference to the specific section to which such exception applies, the Seller hereby represents and warrants as set forth below. Matters disclosed by Seller in any Seller Disclosure Schedules in reference to any particular section may be incorporated by referenced to another Seller Disclosure Schedule by clear cross-reference.
     6.1 Organization and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Schedule 6.1 contains a complete and correct list of jurisdictions in which the Seller is duly qualified to do business in connection with the operation of the Business. The Seller is in good standing in all jurisdictions in which the character of the properties owned or leased by it in connection with the Business or in which the conduct of the Business requires it to be so qualified.
     6.2 Articles of Incorporation and Bylaws; Organizational Documents. The Seller has heretofore furnished to the Buyer complete and correct copies of the applicable Articles of Incorporation and Bylaws (the “Organizational Documents”), in each case as amended or restated, which are in full force and effect on the date hereof. The Seller is not in violation of any of the provisions of any of the Seller Organizational Documents.
     6.3 Authorization, Validity and Effect. Seller has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and such other agreements and documents or to consummate the transactions contemplated hereby and thereby. This Agreement and other documents listed in Section 5.2 hereof have been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement and other documents listed in Section 5.2 (as applicable) by the other parties thereto, constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions.
     6.4 No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance of this Agreement and each of the Transactional Documents by the Seller does not and will not (with notice, passage of time or otherwise) (i) conflict with, or result in a violation or breach of any provisions of the Organizational Documents, (ii) except as set forth on Schedule 6.4(a), constitute or result in the violation or a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any of the Acquired Assets, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which the Seller or the Acquired Assets may be subject, (iii) subject to receipt of the requisite approvals referred to on Schedule 6.4(a), violate any Order or Law, to the Seller’s Knowledge, applicable to the Seller or the Acquired Assets, (iv) require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to, any third party as a result or under the terms of any Acquired Asset, or (v) result in or give to any third party any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under any Acquired Asset.
     (b) Other than as set forth on Schedule 6.4(b), no Consent is required to be obtained by the Seller for the consummation by the Seller of the transactions contemplated by this Agreement.
     6.5 Financial Statements; Books of Account.
     (a) True and correct copies of the following financial statements have been delivered to Buyer and are attached hereto as Schedule 6.5(a): (i) the unaudited balance sheet and statements of income of the Business as of and for the fiscal year ended December 31, 2005 (“2005 Financial Statements”), and (ii) the unaudited balance sheet of the Business as of March 31, 2006 (the “Balance Sheet” and such date of the Balance Sheet, the “Balance Sheet Date”), and the related unaudited statement of income for the three- month period then ended (the “Interim Financial Statements” and together with the 2005 Financial Statements, the “Seller Financial Statements”). The Seller Financial Statements have been prepared by management in accordance with GAAP applied on a consistent basis in accordance with the past practices of Seller and fairly present, in all material respects, the financial position, results of operation of the Business as of the date and for the period indicated, except for customary adjustments of the normal recurring type which would not be material to the Business in the aggregate and the absence of footnote disclosures. The Seller Financial Statements were derived from the books and records of the Seller and are true and correct and present fairly and accurately the financial condition and operating results of the Seller relating to the Business in all material respects. There has been no change since January 1, 2003 in the accounting methods, principles, practices and policies for preparation of the financial statements of the Seller with respect to the Business, including, without limitation, the accounting policies for establishing and maintaining reserves. The Seller is not aware of any loss contingency that is required in accordance with GAAP to be recorded or disclosed in the Seller Financial Statements, but has not be so recorded or disclosed.
     (b) Except as set forth on Schedule 6.5(b), the books, records and accounts of the Seller accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Seller relating to the Business. The Seller maintains a system of internal accounting control sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP on a consistent basis in accordance with the past practices of Seller, (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     6.6 Taxes. Except as set forth on Schedule 6.6:
     (a) The Seller has duly and timely filed all federal, state, local and foreign Tax Returns and other Tax reports (or a valid extension has been granted with respect thereto) relating to the Business and/or the Acquired Assets that it was required to file and has timely paid all Taxes relating to the Business and/or the Acquired Assets which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of a Lien upon the Acquired Assets or create any transferee or other liability upon Buyer, except such amounts as are being contested diligently and in good faith and identified on Schedule 6.5(a);
     (b) all Tax Returns filed by the Seller reporting items relating to the Business are true, complete and correct in all material respects and correctly and completely reflect Tax liability and all other information reported thereon;
     (c) Since January 1, 2003, the Seller has completed and filed all declarations of customs and supporting documentation, import manifests, commercial invoices and certificates of origin in compliance with applicable Law, such documents correctly reflect the operation of the Business and the Seller has timely paid all amounts which have became due and payable as a result of the importation of goods relating to the Business;
     (d) There are no Liens for unpaid Taxes on the Acquired Assets;
     (e) The Acquired Assets are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal, state, local or foreign Tax purposes;
     (f) as of the date of this Agreement with respect to the Business, there is no Action pending or, to the Seller’s Knowledge, threatened with respect to the Business in respect of any Tax nor have the Seller received any notice of audit, notice of proposed adjustment, notice of any deficiency or proposed deficiency from any Governmental Authority. Moreover, to Seller’s Knowledge there are no facts on the basis of which any Governmental Authority reasonably could assess deficiencies against the Buyer;
     (g) (i) the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party, and (ii) for all periods up to and including December 31, 2005, all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

     (h) To the Seller’s Knowledge, the Seller does not have nor has had, with respect to the Business, a permanent establishment or other presence subjecting it to taxation in any country other than country of its formation, as defined under any applicable Law, Tax treaty or convention; and
     (i) except as stated on Schedule 6.6(i) and except for federal and state income and payroll Tax, none of the payments made by Seller in connection with the Business is subject to U.S. withholding tax and no U.S. or foreign Tax has been withheld from the payments made to Seller in connection with the Business.
     6.7 Title.
     (a) At the Closing and immediately upon payment of the Lien Discharge Payment Amount, if any, the Buyer will acquire good, valid and marketable title to all of the Acquired Assets free and clear of all Liens; with understanding that “marketable” as used herein does not imply that there is or will be a willing purchaser for any of the Acquired Assets. The Acquired Assets, together with rights and interests to be afforded under the Transitional Services Agreement, constitute all of the assets and properties used or held for use in the Business as currently conducted.
     (b) The Seller is not a party and the Acquired Assets are not bound by any Contract relating to or entered in connection with the Business or operation thereof, other than Contracts set forth on Schedule 2.1(h), Schedule 2.2(b) and Schedule 2.2(c).
     6.8 Customer-Owned Property. Schedule 6.8 sets forth a complete and correct list of all customer-owned tooling, customer-owned equipment, parts and other customer-owned property in the possession, custody or control of the Seller (the “Customer-Owned Property”). Except as set forth on Schedule 6.8, all of the Customer-Owned Property is in good condition and repair. Except for the Customer-Owned Property, the Seller has no obligation to any present or former customer of the Seller with respect to the Customer-Owned Property.
     6.9 Gardena Facility.
     (a) There are no disputes with respect to the Gardena Facility and no event has occurred or circumstances exists that, with the delivery of notice, the passage of time or both, would reasonably likely interfere with the Buyer’s use of the Gardena Facility pursuant to the Transitional Services Agreement.
     (b) The Gardena Facility includes access to the operating facilities used in the Business without need to obtain any other access rights. To the Seller’s Knowledge, the Gardena Facility is in an operating condition and state of repair satisfactory for the conduct of the Business as presently conducted and has no structural deficiencies or material latent defects affecting any of the improvements thereon; and
     (c) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for Gardena

Facility have been installed and are operational and sufficient for the operation of the Business as presently conducted thereon.
     6.10 Compliance with Laws. Except as set forth on Schedule 6.10, the Seller:
     (a) is in material compliance with all Laws and Orders applicable to the Business, including (i) the employees conducting the Business, (ii) the Intellectual Property used by the Business and (iii) import and export Laws applicable to the Business;
     (b) as of the date of this Agreement, has received no written notification or communication from any Governmental Authority (i) asserting that the Seller is not in compliance with any Law or (ii) threatening to revoke any material Permit owned or held by the Seller;
     (c) has paid all monies and obtained all material Permits needed or required for the operation of the Business, including the operation and use of Gardena Facility; and
     (d) has properly filed all material reports and other material documents required to be filed with any federal, state, local or foreign government or subdivision or agency thereof with respect to the Seller, the Acquired Assets and the Business.
     6.11 Permits. Schedule 6.11 contains a complete list, as of the date of this Agreement, of all Permits issued to the Seller that are currently used by the Seller in connection with the Business. To the Seller’s Knowledge, the Seller is in compliance in all material respects with all such Permits, all of which Permits are in full force and effect. The transactions contemplated by this Agreement do not require the Consent of the party issuing any of the Permits (except for those Permits for which Consents are obtained prior to the Closing Date), will not result in a breach of or default under such Permits, and no issuing party has repudiated any such Permit. There is no Action pending or, to the Seller’s Knowledge, threatened regarding impairment, suspension, limitation, revocation, termination or cancellation of any of the Permits.
     6.12 Material Contracts. Set forth on Schedule 6.12 is a list of each of the following Contracts relating to the Business and to which either the Seller is a party or by which any of the Acquired Assets are bound (collectively, the “Material Contracts”):
     (a) Each Contract (or group of related Contracts) for the purchase or sale of raw materials, supplies, or other personal property, or for the furnishing or receipt of services and which Contract is not cancelable by the Seller upon thirty (30) days prior written notice without payment of any penalty;
     (b) Each Contract for the purchase of raw materials where the quantity is in excess of six-months’ requirements, determined based on present usage or contract requirements;

     (c) Each Contract concerning non-competition in any business or in any geographical area, including each contract or agreement containing exclusivity provisions restricting the geographical area in which the Seller may solicit any customer or client;
     (d) Each management or consulting Contract;
     (e) Each Contract under which the Seller has advanced or loaned any amount to any of its employees engaged in the Business;
     (f) Each Contract under which the consequences of a default or termination could have a Material Adverse Effect;
     (g) Each Contract (including any settlement, conciliation or similar agreement), the performance of which will involve payment after the Closing Date of consideration in excess of fifty thousand dollars and no/cents ($50,000.00);
     (h) Each Contract with a labor union or guild (including any collective bargaining agreement);
     (i) Each sales representative agreement and distributor agreement which does not reflect the actual course of conduct of the parties thereto in respect of the key terms such as payment terms, description of product or territory; and
     (j) Each Contract (or group of related Contracts) under which the Seller has created, incurred, assumed, or guaranteed any obligation or under which the Seller has imposed a Lien on any of its assets, tangible or intangible.
The Seller has delivered to Buyer a correct and complete copy of each written Material Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each Material Contract: (i) the agreement is in full force and effect and is a legal, valid and binding agreement of the Seller, (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to herein), and (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contract; and (iv) no party has repudiated any provision of the Material Contract.
     6.13 Legal Proceedings. As of the date of this Agreement, except as set forth on Schedule 6.13, there are no Actions pending, nor, to the Seller’s Knowledge, threatened, against the Seller and relating to the Business, nor, to the Seller’s Knowledge, is there any basis for any such Action. As of the date of this Agreement, the Seller is not subject to any continuing Order relating to the Business.
     6.14 Product Warranty; Product Defects; Product Liability.
     (a) To Seller’s Knowledge, each product manufactured, sold, leased, or delivered by the Seller in connection with the Business during the five years prior to the date hereof has been in conformity with all applicable contractual commitments and all express and implied warranties, including, without limitation, any implied warranty of merchantability, fitness for particular purpose and non-infringement, and the Seller has no liability (and there is no basis for any present or future Action against the Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.
     (b) To the Seller’s Knowledge, none of the Seller’s products or materials supplied to the third-parties in connection with the Business contains any defects (patent or latent) or may create any dangerous condition through intended use.
     (c) Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller in connection with the Business.
     (d) Since December 31, 2004, the amount of warranty costs incurred by the Seller in respect of the Business was not material to the Business.
     (e) Attached hereto as Schedule 6.14(e) is a general form of written product warranty provided by the Seller pursuant to which any of its products or services relating to the Business have been sold or provided from time to time since January 1, 2003 (a “Warranty”). The Seller has not deviated in any material respect from the terms of its Warranty in connection with the Business.
     6.15 Intellectual Property.
     (a) Schedule 6.15(a) contains a list and description of all registered Copyrights, Patent Rights, Trademarks and Internet domain names owned by, licensed to or used by the Business, identifies each license, sublicense, agreement, or other permission that the Seller has granted to any third party with respect to any of its Intellectual Property used by or in the Business (together with any exceptions). Schedule 6.15(a) also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name and each material unregistered copyright used by the Seller in connection with the Business.
     (b) Schedule 6.15(b) contains a list and description of all Software owned by, licensed to or used in the operation of the Business.
     (c) each item of Intellectual Property required to be identified in Schedule 6.15(a) and Schedule 6.15(b) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and the Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
     (d) To Seller’s Knowledge, except as disclosed on Schedule 6.15(d), the Seller has all rights, title and interest in and to all Intellectual Property used in connection with, or necessary to, the conduct of the Business sufficient to permit its use without payment or the incurrence of any obligation to any Person. The Seller has not granted any license or other right that does or that will, subsequent to the Closing Date, permit or enable any Person other than Buyer to use any of the Purchased Intellectual Property; and
     (e) as of the date of this Agreement, there are no Actions pending or, to the Seller’s Knowledge, threatened against the Seller asserting that any of the Intellectual Property used in Business or operation thereof infringes or violated the rights of any Person (and, to the Seller’s Knowledge, there is no basis for any such claim of conflict).
     6.16 Insurance. The Seller maintains with Chubb Group of Insurance Companies general liability insurance and property insurance on all its material property used in the Business in at least such amounts and against at least such risks (but including in any event public liability and, if required under any Contract, product liability) as are usually insured against in the same general geographic area by companies engaged in the same or a similar business.
     6.17 Personnel.
     (a) Except as set forth on Schedule 6.17(a) (along with all documents setting out or otherwise related to such collective bargaining agreements), the Seller is not a party to or subject to any collective bargaining agreements and there are no collective bargaining agreements, or written or oral agreements relating to the terms and conditions of employment or termination of employment, covering any employees, consultants or agents of the Seller. Except as set forth on Schedule 6.17(a), as of the date hereof, to the Seller’s Knowledge, (i) no labor union or other collective bargaining unit represents or claims to represent any of the Seller’s employees, (ii) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Seller’s employees, (iii) the Seller is not engaged in any unfair labor practice or other unlawful employment practice with respect to the Business, and (iv) there are no unfair labor practice charges or other employee-related complaints, grievances or arbitrations against the Seller pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, any arbitration tribunal or other federal , state, local or other Governmental Authority by or concerning the Seller’s employees.
     (b) The Seller is in material compliance with all Labor Laws. The Seller is not liable for any arrears or wages, benefits, taxes, damages or penalties for failing to comply with any Labor Laws.
     (c) Schedule 6.17(c) sets forth the names of all present employees of the Business (except for Ta-Yieh Liu, who is an independent contractor), their dates of hire, their positions and their total annual compensation (split between the base and incentive compensation).

     (d) There are no Liens against the Acquired Assets under Section 412(n) of the Code or Section 302(f) or 4068 of ERISA.
     6.18 Environmental Matters. Except as set forth on Schedule 6.18:
     (a) all activities of the Business, including repairs or construction of any improvements, manufacturing, processing and/or handling of any materials, and discharges to the air, soil, soil vapors, surface water or groundwater, are in material compliance with all Environmental Laws;
     (b) to the Seller’s Knowledge, the Seller has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials in operation of the Business, except in material compliance with all applicable Environmental Laws, and, as of the date of this Agreement, to the Seller’s Knowledge, there has been no Release or Threat of Release of any Hazardous Material by the Seller at or in the vicinity of the Gardena Facility that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Seller pursuant to any Environmental Law;
     (c) the Seller has not been subject to or, to the Seller’s Knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law in connection with the operation of the Business;
     (d) as of the date of this Agreement, there are effective all Permits required under any Environmental Law that are necessary for the Seller’s activities and operations at Gardena Facility;
     (e) neither the Seller nor, to the Seller’s Knowledge, its predecessors or Affiliates, has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, silica or lead-based paint in connection with the Business and none of such entities is or will become subject to any asbestos, silicosis, or lead-based paint liabilities;
     (f) to the Seller’s Knowledge, there are no above ground or underground storage tanks at the Gardena Facility; and
     (g) the Seller has no indemnification obligation regarding any Hazardous Materials to any party that will impose any obligation, loss, cost or expense on Buyer.
     6.19 Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby or as set forth on Schedule 6.19, since December 31, 2005 (i) the Seller has conducted the Business in the Ordinary Course of Business, (ii) there has not been, and to the Seller’s Knowledge, there has not been threatened any change in the financial condition, business, operations, prospects or affairs of the Acquired Assets, the Assumed Liabilities, or the Business which has had, or with the passage of time is likely to have, a Material Adverse Effect, and (iii) the Seller has not taken any action that if taken after the date hereof would cause a default of its representations and warranties set forth in this Article VI. Since December 31, 2005, there has not been, in each case as it relates to the Business:

     (a) except for damage caused by fire on January 9, 2006, any material damage, destruction or loss (whether or not covered by insurance) with respect to any material asset of the Business;
     (b) any change by the Seller in its accounting methods, principles or practices, or any changes in depreciation or amortization policies or rates adopted by it;
     (c) any termination or failure to renew, or any threat (that was not subsequently withdrawn) to terminate or fail to renew, any Material Contract;
     (d) any material change to any of the operations or policies of the Business, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or other product acquisition policies;
     (e) except for inventory, tooling or equipment in the Ordinary Course of Business, any sale, abandonment, transfer, lease, license or any other disposition of any properties or assets of the Seller or acquisition of any capital stock or business of any other person (or any reaching of an agreement, arrangement or understanding to do the same);
     (f) (i) any incurrence of indebtedness or assumption, guarantee or other responsibility for the debts of any other Person (other than check-clearing endorsements made in the Ordinary Course of Business), (ii) any loans, advances or capital contributions to or investments in any other Person (other than advances against commissions and advances of expenses to sales personnel in the normal course of business), or (iii) any grant of any security interest or creation or modification of any Liens on any of the Acquired Asset; and
     (g) any modification, amendment, termination, transfer or waiver of any material right under any Contract of the type required to be set forth on any Seller Disclosure Schedule, or any agreement, arrangement or other understanding to do any of the foregoing, or any permitted lapse of any rights to the use of any Purchased Intellectual Property or any sale, assignment, license, transfer or other disposition of any rights thereto, in each case except in the Ordinary Course of Business.
     6.20 Customers and Suppliers. In each case with respect to the Business:
     (a) Schedule 6.20(a) sets forth each of the Seller’s ten (10) largest customers as a percentage of the Seller’s revenue along with actual revenue generated by each customer for the year ended December 31, 2005 (“Material Customers”). None of the Material Customers, to the Seller’s Knowledge, has informed the Seller that they will or intend to materially reduce their overall purchases from the Seller over the next 24 month period; and
     (b) Schedule 6.20(b) sets forth each of the Seller’s ten (10) largest suppliers as a percentage of the Seller’s purchases along with the actual amount of purchases from each supplier for the year ended December 31, 2005 (“Material Suppliers”). Seller has not received any written statement from any Material Supplier that such supplier will not continue to be supplier of the Business after the Closing Date.
     6.21 No Brokers. Except for Imperial Capital, LLC, no broker, finder or similar agent has been employed by or on behalf of the Seller, and no Person with which the Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby. The Seller hereby agrees to indemnify and hold harmless Buyer, the directors, officers, and employees of Buyer from and against and in respect of all costs, expenses and any liability related to any broker, finder or similar agent employed or alleged to be employed by or on behalf of the Seller.
     6.22 Bulk Sales. Neither the transfer of the Acquired Assets nor Buyer’s possession and use thereof from and after the Closing Date because of such transfer, will be subject to any Law pertaining to bulk sales or transfers or imposing liability upon Buyer for appraisal or liability owing to the Seller.
     6.23 Affiliates; Sufficiency of the Acquired Assets. Neither the Seller nor any Affiliate of the Seller has any financial interest in any supplier, advertiser or customer of the Seller with respect to the Acquired Assets or the Business. No Affiliate of the Seller has an interest in any of the Acquired Assets or any property, tangible or intangible, used in the operation of the Business. The Seller owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its Business as presently conducted and as presently proposed to be conducted and the Acquired Assets constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as presently conducted by the Seller and as presently proposed to be conducted.
     6.24 Accounts Receivable. The Accounts Receivable (i) have been accrued from bona fide sales transactions in the Ordinary Course of Business, (ii) are legal, valid and binding obligations of the respective debtors, net of any allowance for doubtful account reflected on the balance sheets included in the Seller Financial Statements (iii) are not subject to any valid set-off or counterclaim and (iv) except as set forth on Schedule 6.24, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Accounts Receivable reflect sales in accordance with GAAP applied on a consistent basis in accordance with past procedures of Seller, properly taking into account terms of the Contracts pursuant to which such sales are made.
     6.25 PP&E. Each item of the PP&E is in operable condition as presently used in the Business.
     6.26 Inventory. All of the Inventory shown on the balance sheets included in the Seller Financial Statements, exists, is owned by the Seller, is stated at the lower of cost or net realizable value.
     6.27 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller with respect to the Business.

     6.28 Guaranties. The Seller is not a guarantor or is not otherwise liable for any liability (including indebtedness) of any other Person with respect to the Business.
     6.29 Disclosure. No provision of this Agreement relating to the Seller, the Acquired Assets or the Business or any other document, schedule, exhibit or other information furnished by the Seller to Buyer in connection with the execution (including, without limitation, information set forth on schedules to Article II and Article III of this Agreement delivered prior to, at, or after the Closing pursuant to Section 8.8), delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.
     6.30 Foreign Corrupt Practices Act and Export Restrictions. Seller is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, in respect of its operation of the Business. The Seller does not provide or make available any of its products or services in Cuba, Iran, Iraq, Libya, North Korea, Rwanda, Sudan, Syria or any other country subject to U.S. trade restrictions, embargo or executive order or to any Person on the U.S. Treasury Department’s list of Specially Designated Nationals and Blocked Persons or the U.S. Commerce Department’s Table of Denial Orders.
     6.31 No Undisclosed Liabilities. The Seller does not have any liability or obligations of any nature, actual, absolute, accrued, contingent or otherwise in respect of the Business or the Acquired Assets, other than the following:
     (a) Liabilities provided for or disclosed in the Interim Financial Statements;
     (b) Trade accounts payable and other expense accruals arising in the Ordinary Course of Business since the date of the Interim Financial Statements and prior to the Closing Date; and
     (c) Liabilities set forth on the Seller Disclosure Schedules.
     6.32 2005 Annual Employee Incentive Plan. All amounts owed by the Seller in respect of or related to its 2005 Annual Employee Incentive Plan have been paid in full by the Seller prior to the Closing Date.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Seller as follows:
     7.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.
     7.2 Authorization, Validity and Effect. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.
     7.3 No Conflict; Required Filings and Consents.
     (a) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws or equivalent organizational documents of Buyer, (ii) have a Material Adverse Effect on the Buyer, or (iii) subject to receipt of the requisite approvals referred to on Schedule 7.3(b), violate any Order or Law applicable to Buyer or any of its properties or assets.
     (b) Other than as set forth in Schedule 7.3(b), no Consent is necessary for the consummation by Buyer of the transactions contemplated in this Agreement.
     7.4 Financing. Buyer has sufficient financial resources presently available to deliver the Purchase Price and to consummate the transactions contemplated by this Agreement.
     7.5 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby. Buyer hereby agrees to indemnify and hold harmless the Seller and the directors, officers, and employees of the Seller from and against and in respect of all costs, expenses and any liability related to any broker, finder or similar agent employed or alleged to be employed by or on behalf of Buyer.
     7.6 Litigation. There are no legal proceedings pending or, to the actual knowledge of Buyer’s general counsel, threatened against, relating to or binding upon Buyer that could prohibit Buyer from entering into this Agreement or consummate the transactions contemplated hereby.
     7.7 No Implied Warranties. Buyer acknowledges that it is the express intention and agreement of the parties that the sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall be without representation or warranty of any kind (express or implied), except as set forth in this Agreement, the Transactional Documents, and exhibits and schedules thereto, including the Seller Disclosure Schedules.

ARTICLE VIII
COVENANTS AND AGREEMENTS
     8.1 Notice and Consents. Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third-party consents required to effectuate transfer of the Acquired Assets to the Buyer. The Seller will give any notices to, make any filings with, and use its best reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities required in connection with the transactions contemplated by this Agreement.
     8.2 Confidentiality.
     (a) Any information provided to or obtained by Buyer in connection with Buyer’s due diligence of the Business and the Acquired Assets is subject to the Confidentiality Agreement, dated October 17, 2005, between the Seller and the Buyer (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.
     (b) Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.
     8.3 Transfer Taxes. All sales, use, stamp, transfer, recordation and documentary Taxes and all conveyance fees, recording charges and other fees and charges (collectively, “Transfer Taxes”) which may be payable in connection with the transactions contemplated by this Agreement, whether imposed on the Seller or the Buyer, shall be paid by the Buyer. The party responsible under applicable Law for filing any Tax Return or other documentation relating to Transfer Taxes shall file such Tax Return or other documentation at its own expense, and the non-filing party shall be afforded a reasonable opportunity to review such Tax Returns and documentation prior to the filing thereof.
     8.4 Publicity. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement on or after the Closing Date relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld or delayed) of the other parties hereto.
     8.5 Records; Retention Policy and Access. With respect to the financial books and records and minute books of the Seller relating to Business or conduct thereof on or prior to the Closing Date: (i) for a period of five (5) years after the Closing Date, Buyer and the Seller shall not cause or permit the destruction or disposal of the financial books and records and minutes books relating to the Business without first offering to surrender them to the other party, and (ii) where there is legitimate purpose, including, without limitation, an audit of the Seller or Buyer by the IRS or any other Governmental Authority, Buyer shall allow the Seller and their respective representatives and the Seller shall allow Buyer and Buyer’s representatives access to such books and records during regular business hours.

     8.6 Employee Matters.
     (a) Immediately prior to the Closing, the Buyer shall be permitted to make offers of temporary employment to all employees of the Seller engaged in the Business listed on Schedule 6.17(c) for a period of up to ninety (90) days from the Closing Date on the terms specified in the Fixed Term Employment Offers; provided that such Fixed Term Temporary Employment Offers shall provide for (i) a retention bonus equal to two (2) weeks base pay (before applicable deductions) to such employees who remain with the Buyer during the entire ninety (90) day period or such shorter period as they are needed by the Buyer and (ii) a wage supplement determined by the Buyer toward the cost of the COBRA coverage provided by the Seller for the first ninety-day period of such coverage or the period during which the employee is employed by the Buyer, whichever is shorter; provided further, however, that nothing in this Agreement shall obligate Buyer to employ any such employee for any period of time or continue any term or condition of employment or any employment benefits or policies for any period of time.
     (b) The Seller shall fulfill all obligations, if any, it has to the employees hired by the Buyer pursuant to Section 8.6(a) under the WARN Act, the CA-WARN Act and COBRA. Parties hereto acknowledge and agree that Buyer makes no representations or warranties with regard to eligibility for or participation in any of Buyer’s Employee Plans with respect to any individual who is or may be hired by Buyer pursuant to the At-Will Employment Offer.
     (c) All employees of the Seller offered employment by the Buyer shall be permitted to disclose to the Buyer all information in their possession or otherwise known by them which is directly related to the Business and not related to confidential information of the Seller relating solely to the Excluded Business.
     8.7 Disposition of Certain Acquired Assets. The Buyer shall have the right to leave behind at the Gardena Facility any of the tangible assets of the Business upon completion of Buyer’s use of such facility (such property, the “Unwanted Assets”). The Buyer shall deliver to the Seller at least five (5) days prior to Buyer’s final departure from the Gardena Facility an amended Schedule 2.2(a), which shall list, in addition to the items listed thereon on the Closing Date, each Unwanted Asset. Upon delivery of the amended Schedule 2.2(a), such schedule shall be binding upon parties hereto and shall replace Schedule 2.2(a) attached hereto at the Closing. The designation of the Unwanted Assets shall have no effect on the Purchase Price or any adjustments thereto.
     8.8 Update of Section 2.1 and Section 3.1 Schedules. Within five (5) Business Days after the determination of the Final Balance Sheet becomes binding on the parties hereto pursuant to Section 4.4(e), the Seller agrees to deliver to the Buyer the Schedule 2.1(a) through 2.1(e) and the Schedule 3.1(a) through 3.1(h), each amended to reflect the information set forth on the Final Balance Sheet. The amended schedules delivered pursuant to this Section 8.8 shall be attached hereto and shall be in addition to and shall not replace the corresponding schedules attached hereto at the Closing.

     8.9 J.W. Miller Company. The Seller shall change the name of its subsidiary, J.W. Miller Company, a California corporation, to a name that does not use “J.W. Miller” or any variation thereof within 14 days of the Closing.
ARTICLE IX
CONDITIONS TO CLOSING
     9.1 Conditions to Obligations of the Parties. The respective obligations of the Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following condition:
     (a) None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such Order has been issued, each party shall use its reasonable best efforts to have any such Order overturned or lifted.
     9.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions, none of which shall be deemed waived by Seller unless so waived in writing:
     (a) The representations and warranties of Buyer set forth in this Agreement must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);
     (b) Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and
     (c) Buyer must have delivered to the Seller the items required by Section 5.3 of this Agreement.
     9.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions, none of which shall be deemed waived by Buyer unless so waived in writing:
     (a) The representations and warranties of the Seller set forth in this Agreement must be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);
     (b) The Seller must have performed and complied with all of its covenants hereunder in all respects through the Closing;

     (c) The Seller must have delivered or caused to be delivered to Buyer the items required by Section 5.2 of this Agreement;
     (d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of Buyer to own the Acquired Assets or operate the Business;
     (e) The Seller shall have procured all of the third-party Consents identified on Schedule 6.4(b);
     (f) since December 31, 2005, there shall not have occurred any change in the business, operations, prospects or condition (financial or otherwise) of the Seller with respect to the Business or the Acquired Assets which could reasonably be expected to result in a Material Adverse Effect; and
     (g) No damage or destruction or other change has occurred with respect to Gardena Facility or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of such Gardena Facility or the operation of Business as presently conducted thereat.
ARTICLE X
REMEDIES
     10.1 Survival. The representations, warranties, covenants and agreements of the Seller and the Buyer contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto at the Closing or after the Closing pursuant to Section 8.8) will survive the Closing Date but only to the extent specified below:
     (a) all covenants and agreements (including without limitation Seller’s indemnification obligations respecting Retained Liabilities, Environmental Laws and Hazardous Materials) contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing Date will survive the Closing Date until performed.
     (b) the representations and warranties (including any indemnification rights arising solely from a misrepresentation or breach of warranty with respect thereto) contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date until the eighteenth (18th) month anniversary of the Closing Date, at which point such representations and warranties and any claim for indemnification on account thereof will terminate, except for (i) Claims made prior to or pending as of the eighteenth (18th) month anniversary of the Closing Date, (ii) the representations and warranties relating to the Intellectual

Property shall expire on the second (2nd) anniversary of the Closing Date; (iii) representations and warranties relating to product warranty, product defects and/or product liability shall expire on the third (3rd) anniversary of the Closing Date, (iv) the representations and warranties relating to the Title to Acquired Assets shall expire on the second (2nd) anniversary of the Closing Date, (v) the representations and warranties of the Seller relating to the Inventory shall expire on the third (3rd) anniversary of the Closing Date, (vi) the representations and warranties of the Seller relating to Hazardous Materials, Environmental Laws or Environmental Condition shall survive until the fourth (4th) anniversary of the Closing Date, and (vii) representations and warranties relating to Taxes shall expire ninety (90) days after the expiration of the applicable statute of limitations.
     10.2 Indemnification by Buyer. Buyer will indemnify and hold harmless the Seller and its respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners, and stockholders of Seller and consultants, agents and representatives of Seller (collectively, the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including, but not limited to, reasonable investigation fees) and disbursements (collectively, “Losses”) actually incurred by any of the Seller Indemnitees following the Closing Date based upon (i) any breach of or inaccuracy in the representations and warranties of the Buyer contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or in any of the Transactional Documents delivered at the Closing by the Buyer pursuant hereto; (ii) any breach of the covenants or agreements of the Buyer contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto); (iii) the failure of the Buyer to pay, perform or discharge when due the Assumed Liabilities; (iv) any imposition, whether or not by a third party (including any business broker or finder), upon Seller of any Assumed Liabilities; and (v) any and all costs and expenses (including reasonable and documented legal and accounting fees) related to any of the foregoing.
     10.3 Indemnification by the Seller. The Seller will indemnify and hold harmless Buyer and its respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of Buyer and its heirs and personal representatives, consultants, agents or representatives of Buyer (collectively, the “Buyer Indemnitees” and together with Seller Indemnitees, the “Indemnitees”) from and against, and will pay to the Buyer Indemnitees the amount of, any and all out-of-pocket Losses actually incurred by any of the Buyer Indemnitees following the Closing Date based upon (i) any breach of or inaccuracy in the representations and warranties of the Seller contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or in any of the Transactional Documents delivered at the Closing by the Seller pursuant hereto; (ii) any breach of the covenants or agreements of the Seller contained in this Agreement (including the schedules and exhibits attached hereto and the certificates delivered pursuant hereto); (iii) the failure of the Seller to pay, perform and discharge when due the Retained Liabilities; (iv) any imposition, whether or not by a third party, upon Buyer of any Retained Liabilities, and (v) any and all costs and expenses

(including reasonable and documented legal and accounting fees) related to any of the foregoing.
     10.4 Additional Remedy. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental Law) that any party may have against each other in connection with the transactions contemplated under this Agreement. Each party hereto agrees that it will not seek punitive damages as to any mater under, relating to or arising out of the transactions contemplated by this Agreement or any other agreement executed in connection herewith.
     10.5 Indemnification Payments. The Seller and Buyer hereby each agrees to pay the amount of established Loss within fifteen (15) days after the establishment thereof, in cash by the Seller and the Buyer, as the case may be. Notwithstanding anything herein to the contrary, the right of the Indemnitees to indemnification is limited as follows:
     (a) The Indemnitees will be entitled to indemnification pursuant to this Article X to the extent (but only to the extent) that the aggregate amount of all Losses (whether arising out of a single incident, occurrence or claim or more than one incident, occurrence or claim) suffered by the Indemnitees exceeds eighty five thousand dollars and no/cents ($85,000.00) (the “Indemnification Threshold”), in which event the Indemnitees seeking indemnification hereunder may recover only the amount of Loss in excess of the Indemnification Threshold. The Indemnification Threshold shall not apply to the indemnification sought in respect of the Retained Liabilities, Assumed Liabilities and Losses resulting from fraud.
     (b) The aggregate amount of liability for indemnification shall not exceed, in the case of either the Seller’s liability or the Buyer’s liability, one million three hundred eighty-seven thousand five hundred dollars and no/cents ($1,387,500.00), provided, however, that there shall be no cap on the liability of the parties with respect to the Retained Liabilities, Assumed Liabilities and Losses resulting from fraud.
     (c) The Indemnitees will not be entitled to indemnification pursuant to this Article X for Losses to the extent that any Indemnitee has been compensated therefor pursuant to Section 4.4.
     (d) Claims for indemnification pursuant to this Section 10.5 resulting from breaches of representations and warranties may only be asserted during the period of survival (if any) of such representations and warranties under Section 10.1.
     (e) No claim for indemnification shall be made with respect to any matter to the extent that insurance proceeds from third-party insurer have been actually collected with respect to that matter by any of the Indemnitees or any of their Affiliates. In the event the indemnitor has paid indemnification for any loss which the Indemnitee or any of its Affiliates actually receives any insurance proceeds from the third-party insurer with respect thereto, the Indemnitee shall promptly pay the amount of such insurance proceeds to the indemnitor at the time such proceeds are received up to the amount of the loss for which the indemnitor has paid to the Indemnitee. The parties hereto acknowledge and agree that the indemnitor is required to pay to the Indemnitee the amount of loss that is not reimbursed by the insurance company due to applicable deductible and that the Indemnitee is not required to pay to the indemnitor the amount of insurance proceeds the Indemnitee could have received were it not for applicable deductible.
     10.6 Procedures.
     (a) Notice of Losses. As soon as reasonably practicable after a Seller Indemnitee or a Buyer Indemnitee, as applicable, has actual knowledge of any claim that it has under this Article X that may result in a Loss (a “Claim”), the Seller or the Buyer, as applicable, shall give written notice thereof (a “Claims Notice”) to the other party. A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Indemnitee. No delay in or failure to give a Claims Notice by the Seller or the Buyer, as applicable, pursuant to this Section 10.6(a) will adversely affect any of the other rights or remedies that the Seller or Buyer, as applicable, has under this Agreement, or alter or relieve Buyer or the Seller, as applicable, of its obligation to indemnify the applicable Indemnitee except to the extent that they are materially prejudiced thereby. The Buyer or the Seller, as applicable, shall respond to the Claims Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is sent by the other party. Any Claim Response must specify whether or not Buyer or the Seller, as applicable, disputes the Claim described in the Claims Notice. If Buyer or the Seller, as applicable, fails to give a Claim Response within the Response Period, they will be deemed not to dispute the Claim described in the related Claims Notice. If Buyer or the Seller, as applicable, elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the party against whom they are asserted, and such party shall pay in cash to the other within fifteen (15) days after the last day of the applicable Response Period the amount specified in the Claims Notice. If the Buyer or the Seller, as applicable, delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Buyer and the Seller shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then the Claim shall be settled by arbitration to be held in Orange County, California in accordance with the Commercial Rules of the American Arbitration Association then existing, including without limitation rules permitting discovery and the taking of depositions. The determination of the arbitrator shall be delivered in writing to the Buyer and the Seller and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Loss, if any, determined to exist, shall be deemed established. Judgment upon any award rendered by the arbitrator may be entered in any court having competent jurisdiction.
     (b) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the Buyer, if indemnification is sought against it, or the Seller, if indemnification is sought against it, (each an “Indemnifying Party”) has the right, exercisable by written notice to Buyer or the Seller, as applicable, within sixty (60) days of receipt of a Notice from Buyer or the Seller, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense as provided in this Section 10.6(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 10.6(b), the Indemnitee may continue to defend such claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article X) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or litigation. In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers.
     (c) Settlement. The Responsible Party shall promptly notify the other party of each settlement offer with respect to a third party claim. Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer. If the Responsible Party is willing to accept the proposed settlement offer but the other party refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnitees that are a party to such third party claim with respect to the subject matter thereof, and (ii) the Responsible Party agrees in writing that the entire amount of such proposed settlement constitutes Losses that are indemnifiable (subject to the limitations set forth in this Article X), then the amount payable to the Indemnitees with respect to such third party claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article X. The Responsible Party may nevertheless propose in writing a good faith, reasonable settlement offer that requires only the payment of money damages and provides a complete release of all Indemnitees who are parties to such third party claim with respect to the subject matter thereof; provided, however, that the Responsible Party agrees in writing that the entire amount of such proposed settlement constitutes Losses that are indemnifiable (subject to the limitations set forth in this Article X). If the other party refuses to agree to or make the proposed settlement offer to the claimant in the third party claim, any amount payable to the Indemnitee with respect to such third party claim will be limited to the amount of such proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement
     10.7 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.
     10.8 Subrogation. Upon making any indemnity payment pursuant to this Article X, the Indemnifying Party shall be subrogated to all rights of the indemnified party against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.
     10.9 Adjustment to Purchase Price. All indemnification payments made pursuant to this Article X will be treated as an adjustment to the Total Consideration unless otherwise required by Law.
ARTICLE XI
TAX MATTERS
     11.1 Cooperation; Audits.
     (a) Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, shall cooperate and (at the expense of the requesting party) provide to each other such information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Business, (ii) the conduct of any audit or other examination by any Taxing Authority relating to any liability for Taxes relating to the Business, and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax Return relating to the Business.
     (b) The Buyer and the Seller each shall, upon request, use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Business, the Acquired Assets or in connection with transactions contemplated hereby.
     (c) The Seller shall, upon request, promptly provide Buyer with a copy of the employment records retained by the Seller pursuant to Section 2.2(f) relating to its former employees hired by the Buyer pursuant to Section 8.6 hereof.
     (d) The Seller shall, upon request, promptly provide Buyer with a copy of the tax exemption (e.g., resale) certificates previously provided to Seller by its customers and retained by the Seller pursuant to Section 2.2(f).

     (e) To the extent that the Buyer receives any invoices for accounts payable or statements evidencing amounts owed by the Seller to another party, the Buyer will promptly deliver such documents to the Seller. To the extent that the Seller receives any invoices for accounts payable or statements evidencing amounts owed by the Buyer to another party, the Seller will promptly deliver such documents to the Buyer.
     (f) If the Seller or any of its Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and if the Buyer or any of its Affiliates receive any refund or other amount that is a Retained Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.
ARTICLE XII
MISCELLANEOUS AND GENERAL
     12.1 Risk of Loss.
     (a) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss, on or before the Closing Date to the Acquired Assets shall be borne by Seller and any insurance proceeds for events occurring on the Closing shall be for Seller’s account, regardless of when received. The Buyer shall have no obligation to purchase the Acquired Assets if the Acquired Assets suffer any material damage on or before the Closing Date which is not remedied by the Seller to the Buyer’s reasonable satisfaction. In the event that the Acquired Assets suffer damage which does not constitute a total loss or constructive total loss, the Buyer may, at its sole option, elect to purchase the Acquired Assets, in which case the Seller shall assign to the Buyer at the Closing all of its rights to any insurance proceeds payable with respect to such loss and pay to the Buyer the amount of any applicable deductible.
     (b) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss, to the Acquired Assets shall be borne by the Buyer subsequent to the Closing Date and any insurance proceeds for events occurring subsequent to the Closing Date shall be for the Buyer’s account.
     12.2 Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid in the case of the Seller, by the Seller, and in the case of Buyer, by the Buyer.
     12.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided, however, that Buyer may (i) assign either this Agreement or any of its rights, interests, or obligations hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases, Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     12.4 Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
     12.5 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer:

Bourns, Inc.
1200 Columbia Avenue
Riverside, California 92507
Attention: Gregg Gibbons — Vice President and General Counsel
Fax: 951-781-5038
E-mail: gregg.gibbons@bourns.com

with a copy to:

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Louis M. Castruccio
Fax: (310) 203-7199
E-mail: lcastruccio@irell.com

If to the Seller:

Bell Industries, Inc.
1960 East Grand Avenue, Suite 560
El Segundo, CA 90245
Attention: Mitchell I. Rosen
Fax: (310) 648-7280
E-mail: mrosen@bellind.com

with a copy to:

Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, CA 90064
Attention: Mark J. Kelson
Fax: (310) 312-4224
E-mail: mkelson@manatt.com
or to such other address with respect to a party as such party notifies the other in writing as above provided.
     12.6 Complete Agreement. This Agreement and the schedules and exhibits hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.
     12.7 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     12.8 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.
     12.9 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties hereto.
     12.10 Governing Law; Submission to Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its rules of conflict of laws. Each of the parties submits to the jurisdiction of any state or federal court sitting in Orange County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.
     12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.
     12.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which will be deemed an original but all of which will constitute but one instrument.

     IN WITNESS WHEREOF, the Buyer and the Seller have each caused this Asset Purchase Agreement to be executed as of the day and year first above written.

BOURNS, INC.

By: /s/ John J. Halenda
Name: John J. Halenda
Title: Executive Vice President

By: /s/ Gerald T. Young
Name: Gerald T. Young
Title: Assistant Secretary

BELL INDUSTRIES, INC.

By: /s/ John A. Fellows
Name: John A. Fellows
Title: President and Chief Executive Officer